iShares Trust
Transactions Effected Pursuant to Rule
10f-3
N-SAR Item 77(O)



Series
Issuer
Date of Offering
Date of Purchase
Underwriter From Whom Purchased
Affiliated Underwriter
Aggregage Principal Amount of Offering
Aggregate Principall Amount Purchased
Purchase Price Per Share (USD)
Total Commission Paid to Affiliate


225
City of Baltimore, Maryland
Subordinate Project Revenue Bonds
(Water Project) Series 2017A
01/27/17
01/27/17
CITIGROUP GLOBAL MARKETS INC.
PNC
$157,420,000
$200,000
$113.64
$112.18
$111.74
$108.59



260
The City of New York General
Obligation Bonds, 2017 Series C
02/28/17
02/28/17
CITIGROUP GLOBAL MARKETS INC.
PNC
$876,800,000
$200,000
$119.07
$116.18
$111.84
$104.25